Exhibit 99.B(j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Other Service Providers” and “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Disclosure of Fund Holdings” in the Statement of Additional Information and to the incorporation by reference of our report dated February 27, 2017 on the financial statements and financial highlights of Victory Variable Insurance Diversified Stock Fund included in the Annual Report to Shareholders for the fiscal year ended December 31, 2016 in this Post-Effective Amendment Number 38 to the Registration Statement (Form N-1A, No. 333-62051) filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Cincinnati, Ohio

April 17, 2016